Oportun Appoints Two New Independent Members to Board of Directors SAN CARLOS, CALIF. – July 12, 2021 – Oportun Financial Corporation (NASDAQ:OPRT), a financial services company and digital platform that provides hard working people with responsible, affordable, and credit-building alternatives to payday and auto-title loans, today announced the addition of two new independent board members to its Board of Directors. Effective as of September 1, 2021, the appointments expand Oportun’s board from seven to nine members with the additions of Ginny Lee and Sandra Smith. Ms. Lee recently served as the President and Chief Operating Officer of Khan Academy, a globally-recognized non-profit online education technology organization with a mission of providing a free, world-class education for anyone, anywhere. Prior to Khan Academy, Ms. Lee spent more than 17 years at Intuit, where she held multiple senior operational and technical roles, including Senior Vice President and General Manager of Intuit's $650M Employee Management Solutions Division, as well as Chief Information Officer. Ms. Smith previously served as Chief Financial Officer for Segment, which was acquired by Twilio. Prior to Segment, Ms. Smith was the Vice President of Finance at Twilio, helping to lead the company through a successful IPO. Ms. Smith has also held senior financial roles at Akamai Technologies and has practiced as outside corporate counsel for multiple public and venture- back companies. “After conducting an extensive search, our committee unanimously recommended Sandy and Ginny to the Oportun board. We’re confident that they will be outstanding independent directors, making the interests of our shareholders and stakeholders a priority,” said Aida Alvarez, Chair, Oportun Nominating, Governance and Social Responsibility Committee. “Ginny and Sandy bring a wealth of experience to our boardroom, and I have enjoyed getting to know them throughout the recruitment process,” said Raul Vazquez, CEO of Oportun. “Our entire board has been impressed with the diverse skillsets and perspectives that both of our new members possess, and we look forward to relying on their insight, inquisitiveness, instinct, and expertise in the years to come.” With these additions, Oportun’s corporate board now includes six of nine members who identify as either a woman or person of color. About Oportun Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than 4 million loans and over $10 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.

# # # Investor Contact Nils Erdmann 650-810-9074 ir@oportun.com Media Contact George Gonzalez 650-769-0441 george.gonzalez@oportun.com